Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Registration Nos. 333-214817, 333-220015, 333-225003 and 333-232230) and on Form F-3 (Registration Nos. 333-219614 and 333-229083) of Quoin Pharmaceuticals Ltd. (the “Company”) of our report dated April 13, 2022 (except for Notes 2 and 17 as to which the date is August 2, 2022), which includes an emphasis of a matter regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the years then ended, which appears in the Company’s report on Form 6-K, dated August 10, 2022.

/s/ Friedman LLP

East Hanover, New Jersey

August 10, 2022